Exhibit (b)

Zai Lab Limited

As of September 22, 2020

Citibank, N.A. - ADR Department
388 Greenwich Street
New York, New York 10013

Listing of Zai Lab Shares in Hong Kong

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of September 20, 2017, as further amended and supplemented from time to time (as so amended and supplemented, the “Deposit Agreement”), by and among Zai Lab Limited, a company organized under the laws of the Cayman Islands (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. The Company and the Depositary may in the future enter into, pursuant to Section 2.14 of the Deposit Agreement, supplemental letter agreement(s) (such agreements, the “Restricted ADS Agreement(s)”) to enable the issuance of Restricted ADSs (as defined in the Deposit Agreement and hereinafter used as so defined) and the transactions contemplated therein. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

The Company hereby informs the Depositary of the following:

a)	Approval-in-principle has been obtained for the listing of the Company’s Shares for trading on The Stock Exchange of Hong Kong Limited (the “HK Listing”), and that, in connection with the HK Listing, the Company has established in Hong Kong a Register of Members (the “HK Register”);

b)	The Company has appointed Computershare Hong Kong Investor Services Limited as the Hong Kong Registrar (the “HK Registrar”) to maintain the HK Register, and the Company and the HK Registrar have arranged for the Shares to be eligible for delivery into, and settlement via, the Hong Kong Central Clearing and Settlement System (the “CCASS”);

c)	The Company arranged for the registration of all Shares (other than the Shares that are “Restricted Securities” as defined in the Deposit Agreement) on the HK Register, and for the Shares that are “Restricted Securities” (collectively, the “Restricted Shares”) to be registered only on the Company’s Register of Members maintained in Cayman Islands (the “Cayman Register”), except for certain overallotment Shares covered by the Registration Statement on Form F-3ASR referred to below (the “Overallotment Shares”); and

d)	The Company has offered some of its Shares to the public pursuant to Hong Kong law (the “HK IPO”) and has offered some of its Shares by way of an international offering (the “International Offering”), and that, for regulatory proposes, the Company has registered the offer of those Shares included in the HK IPO and the International Offering with the Commission under the Securities Act pursuant to a Registration Statement on Form F-3ASR-Reg. No. 333-230630, which became automatically effective upon filing on March 29, 2019, as further amended on January 21, 2020.

The purpose and intent of this Letter Agreement is to supplement the Deposit Agreement and the ADR(s) for the purpose of accommodating the HK Listing, the HK IPO and the International Offering. From and after the date hereof, any reference to the “Deposit Agreement” in the Deposit Agreement, any ADR(s) and any Restricted ADS Agreement(s), shall (in accordance with Section 1.13 of the Deposit Agreement) mean the Deposit Agreement as supplemented by this Letter Agreement. The Company and the Depositary agree that this Letter Agreement shall be filed as an exhibit to the Company's next Registration Statement on Form F-6 filed in respect of the ADSs registered under the Securities Act, if any.

In connection with the HK Listing, the HK IPO and the International Offering, and the establishment and maintenance of the HK Register, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary agree, for purposes of managing the Company’s ADR program after the HK Listing, the HK IPO and the International Offering, and after the establishment of the HK Register, to supplement the Deposit Agreement and the ADR(s) as follows:

1.	The registration of all of the Shares (the “Freely Transferable Shares”) constituting Deposited Securities in respect of ADSs (other than Shares that may be held in custody in respect of any Restricted ADSs outstanding from time to time) will be transferred from the Cayman Register and registered on the HK Register (the registration of any Shares constituting Deposited Securities in respect of Restricted ADSs that may be issued in the future and remain on the Cayman Register), such Freely Transferable Shares (the “HK Shares”) shall be dematerialized for contribution to CCASS for delivery to the CCASS account of the Custodian (the “Dematerialization of the HK Shares”), and the Custodian shall hold the HK Shares after Dematerialization of the HK Shares in custody via CCASS. The Company and the Depositary shall cause all requisite actions to be taken for the HK Shares to be so dematerialized, re-registered, contributed to CCASS and deposited with the Custodian in its custody account at CCASS; and

2.	From and after the Dematerialization of the HK Shares, all deposits of HK Shares for the issuance of ADSs, and all withdrawals of HK Shares upon cancellation of ADSs, will (unless otherwise agreed by the Company and the Depositary) be made into and from the Custodian’s account at CCASS, and all corporate actions in respect of such HK Shares shall be processed via CCASS and shall be subject to the rules and procedures applicable to CCASS – eligible securities. Any deposits of HK Shares may, from and after the Dematerialization of the HK Shares and notwithstanding any prior instructions from the Company to the contrary, be accepted by the Custodian on behalf of the Depositary via CCASS without the need for prior consent from the Company. After the Dematerialization of the HK Shares, any deposits of Shares on the Cayman Register will be accepted only upon the Company’s consent, and once so accepted for deposit, the Depositary shall implement the necessary processes under the terms of the Deposit Agreement and any Restricted ADS Agreement(s) to convert such Shares into HK Shares from time to time (but only if such Shares are not Restricted Shares (as hereinafter defined)). The Depositary shall implement the necessary processes under the terms of the Deposit Agreement and of any Restricted ADS Agreement(s) to accept deposits of HK Shares for the purpose of issuance of ADSs, and process withdrawals of HK Shares upon cancellation of ADSs, via the Custodian’s account at CCASS; and

3.	The registration of all of the Shares (the “Restricted Shares”) constituting Deposited Securities in respect of Restricted ADSs will remain on the Company’s Cayman Register, and the Custodian shall be instructed to hold the Restricted Shares after Dematerialization of the HK Shares in custody on the Cayman Register. All deposits of Restricted Shares for the issuance of Restricted ADSs, and all withdrawals of Restricted Shares upon cancellation of Restricted ADSs, will be made into and from the Restricted Shares position registered in the name of the Custodian (or its nominee) on the Cayman Register, subject in each case to the limitations applicable to such deposits and withdrawals set forth in the applicable Restricted ADS Agreement(s), and all corporate actions in respect of such Restricted Shares shall be processed via the Cayman Register and the registrar for the Cayman Register appointed by the Company from time to time. Any deposits of Restricted Shares shall be accepted by the Custodian on behalf of the Depositary only via the Cayman Register and only upon prior consent from the Company. The Depositary shall implement the necessary processes under the terms of the Deposit Agreement and any applicable Restricted ADS Agreement(s) to accept deposits of Restricted Shares for the purpose of issuance of Restricted ADSs, and process withdrawals of Restricted Shares upon cancellation of Restricted ADSs, via the Restricted Shares position registered in the name of the Custodian or its nominee on the Cayman Register. In addition, in connection with any conversion of Restricted ADSs into freely transferable ADSs upon the terms of any Restricted ADS Agreement(s), the Depositary shall implement the requisite procedures for, and the Company hereby consents to, the conversion of the corresponding Restricted Shares into HK Shares and the deposit of such HK Shares into the Custodian’s account at CCASS, including by instructing the transfer of such Shares from the Cayman Register to the HK Register; and

4.	In considering the laws and regulations relevant to the management and operation of the Company’s ADR program under the terms of the Deposit Agreement (including, without limitation, any Restricted ADS Agreement(s) and this Letter Agreement), the Company and the Depositary shall consider the laws of the Cayman Islands, the U.S. and Hong Kong, as applicable; and

5.	The terms of this Letter Agreement supplement the Deposit Agreement and are not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs and, as a result, notice may be given, but is not required to be given, of the terms hereof to Holders of ADSs under the Deposit Agreement; and

6.	The Depositary shall promptly after the date hereof distribute to Holders of ADSs a Depositary Notice substantially in the form of Attachment I hereto; and

7.	In connection with the HK Listing and the adjustments described above, the Depositary’s books will be closed to ADS issuances and cancellations from close of business in NY September 23, 2020 until the time when the Depositary receives confirmation that the HK Shares have been credited to the Custodian’s account at CCASS.

The Company hereby represents and warrants that (a) Shares issued and outstanding as HK Shares are validly issued under Cayman and Hong Kong law and its Articles of Association, and are of the same class as, and rank pari passu with, the Shares registered on the Cayman Register, (b) the deposit and withdrawal from time to time of HK Shares, in each case upon the terms contemplated herein, does not violate Cayman or Hong Kong law or its Articles of Association, (c) all approvals required under Hong Kong and Cayman laws to permit the deposit and withdrawal of HK Shares, in each case upon the terms contemplated herein, have been obtained, (d) none of the terms of this Letter Agreement, and none of the transactions contemplated in this Letter Agreement, violate any court judgment or order issued against the Company or any material contract to which it is a party, and (e) it shall not permit any Shares that are “Restricted Securities” (as defined in the Deposit Agreement) to be transferred from registration on the Cayman Register to registration on the HK Register unless procedures satisfactory to the Company and the Depositary are in place to prevent such Shares from being deposited for the issuance of freely transferable ADSs; the Company and the Depositary agree that the Overallotment Shares may be transferred from registration on the Cayman Register to registration on the HK Register, provided that if any Overallotment Shares are returned, such Shares will be registered on the Cayman Register.

The Company and the Depositary acknowledge and agree that the indemnification provisions of Section 5.8 of the Deposit Agreement shall apply to the acts performed or omitted by the Depositary and the Custodian as contemplated by this Letter Agreement.

This Letter Agreement shall be interpreted in accordance with, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York as applicable to contracts to be wholly performed within the State of New York. The terms of Section 7.6 of the Deposit Agreement shall apply to this Letter Agreement and the actions taken hereunder

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute the same agreement.

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

ZAI LAB LIMITED

By:	/s/ F. Ty Edmondson
	Name:	F. Ty Edmondson
	Title:	Chief Legal Officer

CITIBANK, N.A., as Depositary

By:	/s/ Keith Galfo
	Name:	Keith Galfo
	Title:	Vice President

Attachment(s)

I       Depositary Notice

DEPOSITARY NOTICE

To the Holders of American Depositary Shares (“ADSs”) representing the right to receive Deposited Securities.

Company:	Zai Lab Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands.
Depositary:	Citibank, N.A.
Custodian:	Citibank, N.A. - Hong Kong Branch.
Deposited Securities:	Ordinary Shares of the Company (the “Shares”).
ADS CUSIP No.:	98887Q104.
Shares to ADS Ratio:	One (1) Share to one (1) ADS.
Deposit Agreement:	Deposit Agreement, dated as of September 20, 2017, as amended and supplemented from time to time (as so amended and supplemented, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder.
Effective Date:	September 28, 2020.

The Company has informed the Depositary of the following:

a)	Approval-in-principle has been obtained for the listing of the Company’s Shares for trading on the Main Board of The Stock Exchange of Hong Kong Limited (the “HK Listing”), and that, in connection with the HK Listing, the Company has established in Hong Kong a Register of Members (the “HK Register”);

b)	The Company has appointed Computershare Hong Kong Investor Services Limited as the Hong Kong Registrar (the “HK Registrar”) to maintain the HK Register, and the Company and the HK Registrar have arranged for the Shares to be eligible for delivery into, and settlement via, the Hong Kong Central Clearing and Settlement System (the “CCASS”); and

c)	The Company has arranged for the registration of all Shares (other than (x) the Shares that are “Restricted Securities” as defined in the Deposit Agreement, and (y) as otherwise agreed by the Company and the Depositary) on the HK Register, and for the Shares that are “Restricted Securities” to be registered only on the Company’s Register of Members maintained in the Cayman Islands (the “Cayman Register”).

Notice is hereby given, in connection with the HK Listing and effective as of the Effective Date, of the following:

1.	All ADSs will, effective as of the Effective Date, represent Shares held on deposit with the Custodian in dematerialized form via CCASS

2.	All deposits of Shares for the issuance of ADSs (other than Restricted ADSs that may be issued in the future), and all withdrawals of Shares upon the cancellation of ADSs (other than Restricted ADSs that may be issued in the future), will be in the form of Shares on the HK Register and will be processed via the Custodian’s account at CCASS and subject to rules and procedures applicable to CCASS – eligible securities (unless otherwise agreed by the Company and the Depositary);

3.	All corporate actions in respect of the Shares represented by ADSs (other than Restricted ADSs that may be issued in the future) will be processed by the Custodian via CCASS and will be subject to the rules and procedures applicable to CCASS – eligible securities (unless otherwise agreed by the Company and the Depositary); and

4.	In connection with the HK Listing and the adjustments described above, the Depositary’s books will be closed to ADS issuances and cancellations from close of business in NY September 23, 2020 until a date to be announced.

Copies of the Deposit Agreement are available from the SEC's website at www.sec.gov and from the Depositary’s office located at 388 Greenwich Street, New York, New York 10013.

Please see attached a Q&A on the subject of the conversion of ADSs and Shares in connection with the proposed IPO and listing in Hong Kong of the Company’s Shares.

All information with respect to the Hong Kong Listing has been provided to the Depositary by the Company. In connection with the Hong Kong Listing, the Company has filed a Prospectus Supplement dated September 22, 2020 to the Prospectus dated March 29, 2019 (Reg. No. 333-230630) with the U.S. Securities and Exchange Commission which may be viewed and retrieved from the website of the U.S. Securities and Exchange Commission at www.sec.gov.

If you have any questions about the above, please contact:

Email: citiadr@citi.com and drbrokerservices@citi.com.

New York contacts: Jason Zoppel Michael O’Leary +1-212-723-5435	London contact: Michael Woods 44-207-500-2030

Citibank, N.A., as Depositary

September 23, 2020

Conversion Procedure

between

Ordinary Shares Trading in Hong Kong

and

American Depositary Shares (ADSs) Trading in the United States

Converting Ordinary Shares Trading in Hong Kong into ADSs (ADS Issuance)

An investor who holds ordinary shares registered in Hong Kong and intends to convert them to ADSs to trade on the NYSE/Nasdaq must instruct his or her broker/custodian (a CCASS participant) deposit the ordinary shares with the depositary's Hong Kong custodian, Citibank HK, in exchange for ADSs.

A deposit of ordinary shares trading in Hong Kong in exchange for ADSs involves the following procedures:

•	If ordinary shares have been deposited with CCASS, the investor must have his or her broker/custodian to transfer the ordinary shares to the depositary's account with the custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a duly completed and signed Letter of Transmittal to the depositary via his or her broker/custodian.

1.	The broker/custodian (a CCASS participant) completes and delivers a scanned copy of Letter of Transmittal (Appendix A) executed by the broker/custodian to Citibank HK (localcustody@citi.com) with ADS delivery details.

2.	The broker/custodian delivers the ordinary shares (Free of Payment) to Citibank HK per below details:

Citibank HK’s CCASS Information:

Participant ID: [●]

Short Name: [●]

Bank Identifier Code: [●]

Depositary’s account no. under [●]

3.	Citibank HK receives shares in CCASS account and informs Citibank NY of share deposit and ADS issuance instructions.

4.	Citibank HK will charge each depositing broker/custodian a CCASS Registration and Transfer fee at HK$1.50 per board lot for any increase of the HK shares balance in the account of Citibank HK.

5.	Citibank NY receives confirmation of deposit from Citibank HK and issues ADSs to the broker/custodian. The broker/custodian is responsible to receive the ADSs in DTC from Citi ADR (DTC 0953) and pay the conversion fee at US$5.00 per each 100 ADSs, rounding up to the nearest 100 ADSs. The fee can be settled via Special Payment Order (SPO) in DTC or Fedwire, in case Fedwire is the option, below is the payment account details:

ABA: [●]

Account No: [●]

BIC Code: [●]

Beneficiary Bank: Citibank, N.A.

Beneficiary Account Name: Citibank, N.A.

Attention: Citi Depositary Receipt Services

Re: DR Issuance fee for XXX (stock name) by XXX (Shareholder name)

Address: [●]

•	If ordinary shares are held outside CCASS, the investor must arrange to deposit his or her ordinary shares into CCASS for delivery to the depositary's account with the custodian within CCASS. The investor or his or her broker/custodian should liaise with CCASS and the relevant company’s Hong Kong registrar for details.

•	The investor or the broker/custodian should be responsible of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable.

For ordinary shares deposited in CCASS, under normal circumstances, the above steps generally require two business days. For ordinary shares held outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS issuances. The investor will be unable to receive the ADSs until the procedures are completed.

In order to facilitate regulatory compliance, each deposit of shares might need to be accompanied by a Deposit Certification posted on Citi’s Depositary Receipts website, such requirement will be separately communicated via Depositary’s customary channel when necessary.

Please note that for certain ADS issuances a deposit certification may need to be delivered to the ADS depositary. Please check with the ADS depositary or its Hong Kong custodian in advance of depositing ordinary shares to determine whether a deposit certification is required for the ADS program in question.

Converting ADSs to Ordinary Shares Trading in Hong Kong (ADS Cancellation)

An investor who holds ADSs and intends to convert his or her ADSs into ordinary shares to trade on the Hong Kong Stock Exchange must surrender the ADSs the investor holds and withdraw ordinary shares from the ADS program and cause his or her broker/custodian to trade such ordinary shares on the Hong Kong Stock Exchange.

•	An investor that holds ADSs through a broker/custodian should follow the broker/custodian's procedure and instruct the broker/custodian to arrange for cancellation of the ADSs, and transfer of the underlying ordinary shares from Citibank's account on the CCASS system to the investor's Hong Kong stock account.

1.	The Broker/custodian, upon receipt instruction from its investor, surrenders the ADSs to Citibank NY (DTC 0953) in DTC (free of payment).

2.	The broker/custodian sends an instruction by email to Citibank NY (drcerts@citi.com/citiadr@citi.com/drbrokerservices@citi.com) to cancel the ADSs with share delivery instructions in CCASS.

3.	The broker/custodian arrange to pay the cancellation fee at US$5.00 per100 ADRs, plus a $15.00 cable fee to Citibank NY (same account details as specified in ADS Issuance section above).

4.	Citibank NY cancels ADSs and instructs its custodian Citibank HK to deliver the ordinary shares underlying the canceled ADSs to the CCASS account designated by the broker/custodian.

5.	Citibank HK receives the swift instruction and delivers the shares from its CCASS account into the designated CCASS account.

•	If an investor prefers to receive ordinary shares outside CCASS, he or she must receive ordinary shares in CCASS first and then arrange for withdrawal from CCASS. Investors can then obtain a transfer form signed by HKSCC Nominees Limited (as the transferor) and register ordinary shares in their own names with the Hong Kong share registrar.

For ordinary shares to be received in CCASS, under normal circumstances, the above steps generally require two business days. For ordinary shares to be received outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. The investor will be unable to receive or trade the ordinary shares on the Hong Kong Stock Exchange until the procedures are completed.

Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS cancellations.

Depositary Requirements

Before the depositary issues ADSs or permits withdrawal of ordinary shares, the depositary may require:

•	Production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	Compliance with procedures it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register issuances, transfers and cancellations of ADSs generally when the transfer books of the depositary or the Hong Kong share registrar are closed or at any time if the depositary determines it advisable to do so.

All costs attributable to the transfer of ordinary shares to effect a withdrawal from or deposit of ordinary shares into the ADS program will be borne by the investor requesting the transfer.

(To be executed by the CCASS participant)

APPENDIX A –Letter of Transmittal for Conversion from Shares to ADSs

Hong Kong	Date

Letter of Transmittal covering delivery of Ordinary Shares of _______________________to Custodian and issuance of American Depositary Shares by Citibank, N.A., New York, as Depositary

Gentlemen

We deliver herewith ordinary shares (the “Shares”) of_________________ (the “Company”) for deposit with you as Custodian pursuant to the terms and conditions applicable to the American Depositary Shares (the “ADSs”) representing such Shares and to be issued by Citibank, N.A., New York, as Depositary (the “Depositary”) and we hereby request that the ADSs for such Shares be registered in the name of: CEDE & CO., and be delivered to or upon the written order of:

DTC name: ______________________________________________________________________________________

DTC number: ____________________________________________________________________________________

Beneficiary Account Name: _________________________________________________________________________

Beneficiary Account Number: ________________________________________________________________________

Other information if needed: _________________________________________________________________________

We request you to so instruct the Depositary by SWIFT, airmail/cable at our expense. In so doing, you will not be liable for mutilation, interruption, omissions, errors, or delays incurred in the mails, or on the part of any telegraph, cable or wireless company, or any employee thereof, or through any cause beyond your control.

We represent that the Shares delivered herewith are genuine, validly issued, fully paid and non-assessable and that we are authorized by the true owner thereof to deposit the said Shares with you and we warrant that said Shares are not subject to any title defect. If any of the above representation prove to be false or incorrect, we will deliver to you ordinary shares and if applicable certificates representing such shares which will satisfy the above representations and warranties or, at your opinion, we will reimburse you for any losses, liabilities or expenses incurred as a result thereof.

We hereby certify that: (1) neither the depositor nor the persons on whose behalf securities are being presented for deposit against the issuance of ADSs is an “issuer” of such securities, is directly or indirectly acting for such “issuer”; (2) neither the depositor nor such other persons has purchased any of such securities from the “issuer” with a view to distribution or is proposing to offer or sell any of such securities for the “issuer” in connection with the distribution of such securities; (3) neither the depositor nor such other persons is participating, or has a direct or indirect participation, in any such undertaking or in the direct or indirect underwriting of any such undertaking; (4) such securities do not constitute the whole or part of an unsold allotment to or subscription by a “dealer”, as a participant in the distribution of such securities by the “issuer” or by or through an “underwriter”.

For the purposes of this certification the term “issuer” includes not only the Company but also any person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company; the term “dealer” means any person who engages either for all or part of his time, directly or indirectly as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person; the term “underwriter” means any person who has purchased from the “issuer” the securities presented for deposit with a view to, or offers or sells for the “issuer” in connection with, the distribution of any such securities, or participates or has a direct or indirect participation in any such undertaking or participates or has a participation in the direct or indirect underwriting of any such undertaking, but the term “underwriter” does not include a person whose interest is limited to a commission from an underwriter or dealer not in excess of the usual and customary distributors’ or sellers’ commission.

Very truly yours,

Authorized Signature(s) of the CCASS participant